Exhibit 99.1

SYSTEMAX REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

-Sales Increase 7.5% to $248.6 Million; Constant Currency, Average Daily Sales Increase 7.8%-
-Operating Income Grows 9% to $20 Million; Adjusted Operating Income Grows 17% to $22 Million-
- Board Declares $0.12 Dividend -

PORT WASHINGTON, NY, July 30, 2019 – Systemax Inc. (NYSE: SYX) today announced financial results for the second quarter ended June 30, 2019.

Performance Summary* (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended June 30,		Six Months Ended June 30,
GAAP Results**	2019	2018	2019	2018
Net sales	$248.6	$231.2	$480.8	$443.4
Gross profit	$86.0	$80.0	$166.3	$152.5
Gross margin	34.6%	34.6%	34.6%	34.4%
Operating income	$20.0	$18.3	$33.2	$29.4
Operating margin	8.0%	7.9%	6.9%	6.6%
Net income from continuing operations	$14.9	$13.4	$24.9	$22.1
Net income per diluted share from continuing operations	$0.39	$0.35	$0.66	$0.58
Net income (loss) from discontinued operations	$(0.3)	$4.8	$(0.6)	$10.7
Net income (loss) per diluted share from discontinued operations	$(0.01)	$0.13	$(0.02)	$0.28
Non-GAAP Results**
Operating income	$21.9	$18.7	$36.8	$30.4
Operating margin	8.8%	8.1%	7.6%	6.9%
Net income from continuing operations	$16.3	$13.8	$27.3	$22.4
Net income per diluted share from continuing operations	$0.43	$0.36	$0.72	$0.59

Second Quarter 2019 Financial Summary:

•	Consolidated sales increased 7.5% to $248.6 million in U.S. dollars. On a constant currency basis, average daily sales increased 7.8%.

•	Consolidated operating income grew 9.3% to $20.0 million compared to $18.3 million last year on a GAAP basis. On a Non-GAAP basis, consolidated operating income grew 17.1% to $21.9 million.

•	Net income per diluted share from continuing operations grew 11.4% to $0.39. Non-GAAP net income per diluted share from continuing operations grew 19.4% to $0.43.

Six Months 2019 Financial Summary:

•	Consolidated sales increased 8.4% to $480.8 million in U.S. dollars. On a constant currency basis, average daily sales increased 8.7%.

•	Consolidated operating income grew 12.9% to $33.2 million compared to $29.4 million last year on a GAAP basis. On a Non-GAAP basis, consolidated operating income grew 21.1% to $36.8 million.

•	Net income per diluted share from continuing operations grew 13.8% to $0.66. Non-GAAP net income per diluted share from continuing operations grew 22.0% to $0.72.

Barry Litwin, Chief Executive Officer, said, “We delivered another solid financial performance in the second quarter as revenue reached $249 million, with average daily sales increasing 7.8%, all of which was organic growth. Gross margin was consistent with the year ago period as we are actively managing the current market and tariff environment. Operating margin increased 10 basis points and operating income was up 9.3%, while adjusted operating profit grew over 17% to $22 million. We delivered improved leverage, while making investments to drive our long-term performance.

In the first half of 2019 we continued to implement our strategy and are driving execution against our growth pillars. We are seeing measurable improvement in our same day fulfillment rates, a reduction in customer service contacts, and an overall greater level of end-to-end transaction transparency. I’m pleased with our progress and proud of how our associate teams are championing a stronger customer centric culture across every facet of the company. This is allowing us to improve the customer experience and we are seeing the initial benefits in our performance.”

At June 30, 2019, the Company had total working capital of $125.2 million, cash and cash equivalents of $90.8 million and excess availability under its credit facility of approximately $71.7 million. Operating cash flow from continuing operations in the quarter was $26.3 million.  The Company’s board of directors has declared a cash dividend of $0.12 per share to shareholders of record at the close of business on August 12, 2019, payable on August 19, 2019.  The Company anticipates continuing a regular quarterly dividend in the future.

Earnings Conference Call Details
Systemax Inc. will provide pre-recorded remarks on its second quarter 2019 results today, July 30, 2019 at 5:00 p.m. Eastern Time. A live webcast of the remarks will be available on the Company’s website at www.systemax.com in the investor relations section. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.
Systemax Inc. (www.systemax.com), through its operating subsidiaries, is a provider of industrial products in North America going to market through a system of branded e-Commerce websites and relationship marketers.    The primary brand is Global Industrial.

Forward-Looking Statements
This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise.  Any such statements that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance.  Forward-looking statements may include, but are not limited to statements regarding: i) projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures; ii) fluctuations in general economic conditions; iii) future operations, such as, plans relating to new distribution facilities, plans for utilizing alternative sources of supply in response to government tariffs and trade actions, and plans for new products or services; iv) plans for acquisition or sale of businesses, including expansion or restructuring plans, such as our exit from and winding down of our North American Technology Group ("NATG") and European operations; v) financing needs, and compliance with financial covenants in loan agreements; vi) assessments of materiality; vii) predictions of future events and the effects of pending and possible litigation; and viii) assumptions relating to the foregoing. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.
Other factors that may affect our future results of operations and financial condition include, but are not limited to, unanticipated developments in any one or more of the following areas, as well as other factors which may be detailed from time to time in our Securities and Exchange Commission filings: general economic conditions, such as customer inventory levels, interest rates, borrowing ability and economic conditions in the manufacturing industry generally, will continue to impact our business; the imposition of tariffs and other trade barriers, as well as retaliatory trade measures, have caused us to raise the prices on certain of our products and seek alternate sources of supply, which could negatively impact our sales or disrupt our operations in the future; increases in freight and shipping costs have from time to time impacted our margins to the extent the increases could not be passed along to customers in a timely manner and may impact our margins again in the future, and factors affecting the shipping and distribution of products imported to the United States by us or our domestic vendors, such as global availability of shipping containers and fuel costs; our reliance on common carrier delivery services for shipping inventoried merchandise to customers; our reliance on drop ship deliveries directly to customers by our product vendors for products we do not hold in inventory; delays in the timely availability of products from our suppliers could delay receipt of needed product and result in lost sales; our ability to maintain available capacity in our distribution operations for stocked inventory and to enable on time shipment and deliveries, such as by timely implementing additional temporary or permanent distribution resources, whether in the form of additional facilities we operate or by outsourcing certain functions to third party distribution and logistics partners; we compete with other companies for recruiting, training, integrating and retaining talented and experienced employees, particularly in markets where we and they have central distribution facilities; this aspect of competition is aggravated by the current tight labor market in the U.S.; risks involved with e-commerce, including possible loss of business and customer dissatisfaction if outages or other computer-related problems should preclude customer access to our products and services; our information systems and other technology platforms supporting our sales, procurement and other operations are critical to our operations and disruptions or delays have occurred and could occur in the future, and if not timely addressed could have a material adverse effect on us; a data security breach due to our e-commerce, data storage or other information systems being hacked by those seeking to steal Company, vendor, employee or customer information, or due to employee error, resulting in disruption to our operations, litigation and/or loss of reputation or business; managing various inventory risks, such as being unable to profitably resell excess or obsolete inventory and/or the loss of product return rights from our vendors; meeting credit card industry compliance standards in order to maintain our ability to accept credit cards; rising interest rates, increased borrowing costs or limited credit availability, including our own ability to maintain satisfactory credit agreements and to renew credit facilities, could impact both our and our customers’ ability to fund purchases and conduct operations in the ordinary course; pending or threatened litigation and investigations, as well as anti-dumping and other government trade and customs proceedings, could adversely affect our business and results of operations; sales tax laws or government enforcement priorities may be changed which could result in e-commerce and direct mail retailers having to collect sales taxes in states where the current laws and/or prior interpretations do not require us to do so; and extreme weather conditions could disrupt our product supply chain and our ability to ship or receive products, which would adversely impact sales.

Investor/Media Contacts:
Mike Smargiassi
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarters ended on June 29, 2019 and June 30, 2018. The second quarter of both 2019 and 2018 included 13 weeks and the first six months included 26 weeks.

**On August 31, 2018, the Company closed on the sale of its France operations. Results of this divested business have been classified as discontinued operations for all periods presented.

Condensed Consolidated Statements of Operations – GAAP - Unaudited
(In millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$248.6	$231.2	$480.8	$443.4
Cost of sales	162.6	151.2	314.5	290.9
Gross profit	86.0	80.0	166.3	152.5
Gross margin	34.6%	34.6%	34.6%	34.4%
Selling, distribution and administrative expenses	66.0	61.7	133.1	123.1
Operating income from continuing operations	20.0	18.3	33.2	29.4
Operating margin	8.0%	7.9%	6.9%	6.6%
Interest and other (income) expense, net	(0.1)	0.0	(0.1)	0.1
Income from continuing operations before income taxes	20.1	18.3	33.3	29.3
Provision for income taxes	5.2	4.9	8.4	7.2
Net income from continuing operations	14.9	13.4	24.9	22.1
Net income (loss) from discontinued operations	(0.3)	4.8	(0.6)	10.7
Net income	$14.6	$18.2	$24.3	$32.8

Net income per common share from continuing operations:
Basic	$0.40	$0.36	$0.66	$0.59
Diluted	$0.39	$0.35	$0.66	$0.58

Net income (loss) per common share from discontinued operations:
Basic	$(0.01)	$0.13	$(0.02)	$0.29
Diluted	$(0.01)	$0.13	$(0.02)	$0.28

Net income per common share:
Basic	$0.39	$0.49	$0.64	$0.88
Diluted	$0.38	$0.48	$0.64	$0.87

Weighted average common and common equivalent shares:
Basic	37.5	37.2	37.4	37.2
Diluted	37.9	37.9	37.9	37.9

SYSTEMAX INC.
Condensed Consolidated Balance Sheets – GAAP - Unaudited
(In millions)

	June 30,	December 31,
	2019	2018
Current assets:
Cash and cash equivalents	$90.8	$295.4
Accounts receivable, net	96.2	84.1
Inventories	101.4	107.3
Prepaid expenses and other current assets	4.7	10.6
Total current assets	293.1	497.4
Property, plant and equipment, net	15.3	14.9
Right of use assets	63.4	0.0
Goodwill, intangibles and other assets	17.7	17.7
Total assets	$389.5	$530.0

Current liabilities:
Accounts payable and accrued expenses	$156.5	$136.1
Dividend payable	0.0	243.5
Operating lease liabilities	11.4	0.0
Total current liabilities	167.9	379.6
Deferred tax liability	0.1	0.1
Other liabilities	2.6	12.6
Operating lease liabilities	62.8	0.0
Shareholders’ equity	156.1	137.7
Total liabilities and shareholders’ equity	$389.5	$530.0

SYSTEMAX INC.
Reconciliation of Consolidated GAAP Operating Income from Continuing Operations to Consolidated Non-GAAP Operating Income from Continuing Operations – Unaudited
(In millions)

	Quarter Ended June 30,		Quarter Ended June 30,	Six Months Ended June 30,		Six Months Ended June 30,
GAAP:	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
Net sales	$248.6	$231.2	7.5%	$480.8	$443.4	8.4%
Average daily sales*	3.9	3.6	7.8%	3.8	3.5	8.7%
Operating income	20.0	18.3	9.3%	33.2	29.4	12.9%
Operating margin%	8.0%	7.9%		6.9%	6.6%

Non-GAAP adjustments:
Executive separation & transition costs	0.4	0.0		1.0	0.0
Stock based compensation	1.3	0.2		2.4	0.5
Intangible amortization	0.1	0.2		0.1	0.5
Reverse results of Germany included in GAAP continuing operations	0.1	0.0		0.1	0.0
Total Non-GAAP Adjustments:	1.9	0.4		3.6	1.0

Non-GAAP operating income	$21.9	$18.7	17.1%	$36.8	$30.4	21.1%
Non-GAAP operating margin %	8.8%	8.1%		7.6%	6.9%

* Average daily sales is calculated based upon the number of selling days in each period, converted to US Dollars on a constant currency basis.

SYSTEMAX INC.
Reconciliation of GAAP Net Income from Continuing Operations to Non-GAAP
Net Income from Continuing Operations – Unaudited
(In millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP
Net income from continuing operations	$14.9	$13.4	$24.9	$22.1
Provision for income taxes from continuing operations	5.2	4.9	8.4	7.2
Income from continuing operations before income taxes	20.1	18.3	33.3	29.3
Interest and other (income) expense from continuing operations, net	(0.1)	0.0	(0.1)	0.1
Operating income from continuing operations	20.0	18.3	33.2	29.4

Non-GAAP adjustments:
Executive separation & transition costs	0.4	0.0	1.0	0.0
Reverse results of Germany included in GAAP operating income from continuing operations	0.1	0.0	0.1	0.0
Recurring adjustments	1.4	0.4	2.5	1.0
Adjusted operating income	21.9	18.7	36.8	30.4
Interest and other expense (income), net	(0.1)	0.0	(0.1)	0.1
Income before income taxes	22.0	18.7	36.9	30.3
Normalized provision for income taxes	5.7	4.9	9.6	7.9
Normalized effective tax rate (1)	26.0%	26.0%	26.0%	26.0%
Non-GAAP net income from continuing operations	$16.3	$13.8	$27.3	$22.4

GAAP net income per diluted share from continuing operations	$0.39	$0.35	$0.66	$0.58
Non-GAAP net income per diluted share from continuing operations	$0.43	$0.36	$0.72	$0.59

(1)	Effective tax rate of 26% used in the second quarter and six months ended 2019 and 2018.